Exhibit 99.2

On July 28, 2011, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia S. Quadrani J.P. Morgan David Bank RBC Capital Markets Peter Stabler Wells Fargo Securities Matt Chesler Deutsche Bank Securities John Janedis UBS Securities	Benjamin Swinburne Morgan Stanley Michael Nathanson Nomura James Dix Wedbush Securities Tim Nollen Macquarie Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to the Interpublic Group second quarter and first half of 2011 earnings conference call. . . .  I would like to introduce [Jerry] Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning.  Jerry Leshne.  Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and first half of 2011.  As always, I’ll provide an overview, hand it off to Frank for an in-depth look at the results, then return with some commentary on the agencies before we turn the call over for Q&A.

As you’ve seen in our report this morning, Q2 organic revenue growth was 4.7%.  Our operating profit in the quarter was $174 million, compared to $177 million a year ago, and operating margin was 10%, compared with 11% in Q210.  Diluted earnings per share were $0.19, ahead of last year’s $0.15 a share.

Because 2010 was a very strong growth year for us, our comps are quite challenging.  And that accounts, in part, for the moderation in our overall growth rates.  The second-quarter organic revenue result of 4.7% is on top of last year’s industry-leading Q2 result of 8.5%.

Likewise, in the U.S., our second-quarter organic growth was 4.2%, on top of 13.6% growth in the second quarter of 2010.  Two events hurt our U.S. organic revenue growth by 2.5% in the quarter: the loss of an account in the auto sector last year, as well as the winding down of the census work this year.

We were pleased to see international organic growth of 5.5%.  From a sector perspective, growth was led by clients in the health & personal care and auto industries.  And, while worldwide revenue grew in June, the largest month in the quarter, outside North America, June revenue was not as strong as we had anticipated.

Turning to costs, our results reflect the fact that we’re comping against the first half of 2010 that saw strong revenue gains, but low expense growth.  At the same time, we continued to make investments in payroll during the quarter to support growth in areas of our business, notably in the areas of digital, strategic insights and creative capabilities.

We are confident that continued, disciplined investment in the quality of our people and our offerings will support the resumption of strong margin growth in the second half of this year.  This long-standing commitment to investing in our talent has been a major driver in the success of our turnaround to date.

In fact, we just completed our mid-year operating reviews with all our major business units, and the tone of the business is strong, notwithstanding the June monthly result.  Given our first-half organic revenue growth of 6.8%, which is fully competitive with our peer group, combined with what we’re hearing from our clients and from our agency leadership, we remain confident that we will achieve our organic growth target of 4% to 5% for the full year.

Clients remain focused on growth and are looking to us for help in maximizing the value they can drive with their brands.  The consumer and media landscape remains extremely complex, and the importance of marketing will only continue to increase.  There is also beginning to be a pickup in new business activity, notably in the media arena.

During the second quarter, our costs and revenue fell out of step, but we see this as an interim result, and all of our operating units will be highly focused on margin enhancement during the back half of 2011.

This is why we also continue to believe we will deliver at least 9.5% operating margin for this year.  Our goal of sustained margin expansion to fully competitive profitability within the next few years, which we set out in detail at our Investor Day, remains unchanged.

Before closing, I want to update you on other key developments that have taken place since our last call which demonstrate confidence in the long-term prospects of our company.

During the second quarter, we were pleased to receive upgrades from both Moody’s and S&P.  Moody’s took us up two notches, to investment grade, where Fitch already had us.  S&P upgraded IPG to one notch below investment grade.  These actions further validate the great progress we’ve made in terms of the financial strength and performance of our company.

In terms of share repurchase program, the second quarter was the first full quarter under the authorization granted by our Board in late February, and we repurchased approximately 11 million common shares, using approximately $130 million, during the quarter.  That brings us to 12 million shares and $139 million since the inception of the program.  This activity underscores that we believe that IPG represents a long-term opportunity for significant value creation and are, therefore, moving to deploy our capital to increase returns for our shareholders.

At this point, let me turn things over to Frank for an in-depth review of the quarter and the year to-date.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide two, you’ll see an overview of the quarter, which tracks some of the points that Michael just made:

•	4.7% organic growth in Q2, somewhat stronger in the international markets as a whole than the U.S., and 6.8% organic growth for the first half of the year.

•
Our operating income in the second quarter of 2011 was $174 million, a 10% margin, compared to operating income of $177 million in Q2 2010.  To reemphasize what Michael said earlier, we expect to deliver significant year-on-year margin improvement in the second half of the year.

•	Diluted EPS was $0.19 per share, compared to $0.15 per diluted share last year.

•
We ended the quarter in a strong liquidity position that included $1.82 billion of cash and marketable securities on the balance sheet.  This compares with $1.94 billion a year ago.  The comparison reflects having used approximately $200 million during the 12 months to pay down debt, $140 million to repurchase our shares, and $55 million on our common stock dividends in 2011.

•	During the quarter, we increased our corporate credit facility to $1 billion, with more favorable terms and lower costs than the previous credit facility, which increases our financial flexibility.

Turning to slide three, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides to follow.  It’s worth noting that our Q2 effective tax rate was 30.5%, primarily reflecting a benefit in the quarter related to the conclusion of prior-period tax audits.

Turning to operations on slide four, beginning with revenue:

•	Revenue in the quarter was $1.74 billion, an increase of 8%. Compared to Q2 2010, exchange rates added 3.6%, and there was a slight decrease from net acquisitions and dispositions.

•	Our organic revenue increase was 4.7%.

•	We had organic growth in almost every region of the world. International markets were up 5.5%, and the U.S. was up 4.2% on an organic basis.

•
On a sector basis, we had strong growth in auto and health & personal care.  We had decreases in packaged goods and, to a lesser extent, tech & telecom, due to some softness in the latter part of the quarter.  Our “Other” sector also decreased due to a non-recurring project in the public sector that Michael mentioned.

•	In the first half of 2011, organic growth was 6.8%.

On the bottom half of the slide, you can see the revenue performance of our operating segments:

•
At our Integrated Agency Networks, organic growth was 3.9% in Q2, with growth in both the U.S. and international markets, with strong contributions from Mediabrands and Draftfcb, partially offset elsewhere by the loss of an auto sector client last year and decreases in the LatAm region.

•
At our CMG segment, revenue increased 9.1% on an organic basis in Q2, led by double-digit increases in several international markets.  We were led by PR, notably Weber Shandwick, as well as event marketing and branding.

Moving on to slide five, which provides a look at revenue by region:

•	In the U.S., the organic increase of 4.2% in Q2 was driven by growth at all of our global networks and our marketing services specialists. We had very strong results from our media business.

o	We have already mentioned that our revenue growth was hurt by the loss of an auto brand last year, and by a project that did not repeat this year.

o	Leading client sectors in the U.S. were health & personal care and auto. Packaged goods and tech & telecom sectors decreased.

•	International organic growth was 5.5%.

o
In the U.K. revenue increased 15.3% organically, driven by a number of our agencies, including a strong result in our events business.  The comparison also benefited from the timing of revenue in the quarter.

o
In Continental Europe the organic increase was 2.3%, in line with our expectations for the region.  We continued to see mixed results by country.  Among our largest markets, revenue increased in France and Germany, was flat in Italy, but down in Spain.

o
In AsiaPac organic growth was 5.8%, led by double-digit increases in India, followed by growth in China.  Japan was positive for the quarter due to the contributions of multinational clients.  We saw growth in Australia, though at a low-single-digit level.

o
In LatAm the organic change was a decrease of 1.4%, driven by decreases in Brazil across most client sectors.  It’s worth noting that we grew 5.1% for the six months and expect to resume our growth in the back half of this year.

o	Our “Other Markets” group grew 8.3% organically, reflecting strong performance in South Africa and Canada.

On slide six, we chart the longer view of our organic revenue change on a trailing-12-month basis.  The most recent data point of 8.7% reflects Q2 2011 and the roll-off of Q2 last year.

On slide seven, we took a closer look at operating expenses:

•	Salaries and related expenses were 62.9% of revenue this year, compared to 61.5% of revenue in Q2 2010.

o
As Michael mentioned earlier, some revenue shortfall late in the quarter, combined with our continued investment to grow our digital and creative capabilities, meant that costs were ultimately out of step with revenue in Q2.  The combination of base payroll plus temporary labor increased 6.9% organically, compared with 4.7% organic revenue growth.

o	We are managing aggressively to bring this relationship back into alignment, including stepped-up oversight by our agencies on staffing, raises and temporary labor.

o	In the quarter, total SRS was $1.1 billion, compared with $991 million, an increase of 10.6%, or 6.9% organically.

o	Base pay, benefits, and tax were 52.0% of revenue, compared with 51.0% a year ago, reflecting investments we have made during the last 12 months to support our strong growth.

o
Headcount at quarter end was 42,100, an increase of 3.5% from a year ago and 0.7% sequentially from the end of the first quarter.  The increases are in growth areas such as media, digital capabilities across our networks and in our digital specialist agencies, and in public relations, which is also increasingly digitally driven.  Regionally, we had increases in India, China, and Brazil.

o
Severance expense was 1.3% of Q2 revenue, compared with 1.1% of revenue a year ago.  Our Q2 headcount actions were focused in the U.S. and Europe, and were related to talent and leadership upgrades, as well as to driving improved efficiency going forward.

o	Incentive expense in the quarter was 3.5% of revenue, compared with 3.4% a year ago. For the full year, we continue to expect incentive expense in our historical range of 3.5% to 4% of revenue.

o	Temporary labor expense was 3.8%, compared with 3.4% a year ago, which is something we will be aggressively addressing going forward.

o	“All other” salaries and related expenses were flat and decreased to 2.3% of revenues, compared with 2.6% a year ago.

•	Turning to office and general expenses on the lower half of this slide:

o	O&G expense was 27.0% of revenue, compared with 27.5% a year ago, a 50-basis-point improvement. O&G was $471 million, an increase of 6.3%, and 2.8% on an organic basis.

o
Occupancy expense as a percent of revenue decreased 10 basis points, and professional fees as a percent of revenue remain unchanged.  T&E, office supplies, and telecom increased slightly as a percent of revenue.  “Other” O&G expenses decreased 60 basis points as a percent of revenue, reflecting leverage on general costs and depreciation.

o	On a year-to-year basis, O&G expense was 28.3% of revenue through June 30, compared to 29.2% a year ago.

On slide eight, as usual, we show an adjusted operating margin history on a trailing-12-month basis, which was 8.3% as at the end of Q2, a slight decrease from the end of Q1.  Margin expansion to fully competitive levels within the next few years continues to be our primary financial objective.

On slide nine, we turn to cash flow for the quarter:

•	Cash from operations was $199 million, compared with $354 million in Q2, with cash from working capital contributing $67 million, compared with $167 million a year ago.

•	Investing activities used $68 million. Included here, under acquisitions, is our acquisition of a digital agency in the U.K. during the quarter. Cap-ex is chiefly for IT and real estate improvements.

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Financing activities used $175 million, primarily the repurchase of 11 million shares of our common stock for $128 million, and our quarterly common stock dividend of $28 million.  Acquisition-related payments of $44 million primarily refers to the increases in our investment in consolidated subsidiaries.

•	The net decrease in cash and marketable securities in the quarter was $31 million.

Turning to the current portion of our balance sheet on slide 10:

•
We ended the quarter with $1.82 billion in cash and short-term marketable securities, compared with $1.94 billion a year ago, a decrease of approximately $120 million.  Including the activity in Q2 that I just reviewed, over the past 12 months we have used a total of approximately $200 million to pay down debt.

•
We were pleased to receive upgrades from two credit agencies during the quarter.  We also increased our corporate credit facility to $1 billion from $650 million during the second quarter.  The amended facility also extends the maturity to May 2016 from July 2013, reduces our expenses and has less restrictive financial covenants.

On slide 11 you see our debt maturity schedule as of June 30:

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As reflected here, total debt, including our convertible notes, was $1.8 billion on June 30.  We have $189 million due this year, most of which is short-term debt used locally for working capital purposes that typically remains outstanding.  The smaller piece is the maturity of our August 2011 note, of which only $36 [million] remains, and which we intend to pay from cash on hand.

•
Looking ahead to 2012 and 2013, the $400 million and $200 million amounts are the first optional put and call dates of our convertible notes, rather than their 2023 maturity dates.  These notes have a $12.30 parity price with our underlying common stock.

In summary, on slide 12, for both the quarter and the half year, we continue to see revenue growth rates that support our financial targets for the full year and will support our longer-term financial objectives.

We are budgeting significantly slower operating expense growth during the second half of the year.  With the 4% to 5% organic growth we are expecting for the full year, our second-half targets are for approximately 200 basis points of leverage compared to last year’s second half.  This should come roughly evenly from 100 basis points on salaries and related expenses and 100 basis points on our office and general expenses.

If you look at the change in our operating expenses last year, it makes sense that expense growth should decrease dramatically in the second half of the year.  Last year, operating expenses decreased 1% organically in the first half, and increased over 8% in the second half.  This primarily reflects the course of re-staffing following the recession.  As a result, the expense comparison, if you will, was more challenging in the first half of this year, but will ease in the second half.

Given our seasonality, in which the fourth quarter is the largest of the year, the fourth quarter has always figured very importantly in our margin growth for the past few years.  We expect it to do this again in 2011.

Now, I’d like to turn the call back over to Michael.

Mr. Roth:
Thank you, Frank.

In reviewing the quarter and the year to date, there are a number of themes that emerge.  The strength of our professional offerings remains evident in our 6.8% first-half organic revenue growth that is near the top of our peer group, even though we were facing the toughest comps in our sector and slower-than-expected growth in June.  Also, for the first six months, all geographic world regions posted organic revenue growth, as did all of our major global networks.

The competitiveness of our offering can be seen across the board.  You have only to look at how effectively our media agencies go to market, whether it’s in the global pitches or against specialist agencies for digital assignments.  Mediabrands’s new Emerging [Media] Lab in New York and their new global cluster organization will make them even more attractive to forward-thinking marketers.

The Draftfcb integrated model has contributed to making it among the strongest top-line contributors from our portfolio.  The agency has been successfully upgrading its top creative talent in a number of key markets, and the global management team is highly disciplined and proven when it comes to delivering results.

We’re seeing CMG continue to take share from the competition, particularly in the PR space, where Weber Shandwick is a dominant player, building exceptional social media expertise, and where the recent “agency redesign” at GolinHarris is defining the PR agency model for the future.  Strong collaboration at Octagon, Jack Morton, and FutureBrand is also part of the CMG success story.

We’re also seeing strong revenue growth and international expansion at R/GA, HUGE and McCann’s MRM.  Our U.S. independents continue to perform well, led by The Martin Agency, Hill Holliday, and Mullen.  And Lowe keeps on delivering for its largest multinational clients and winning new assignments from them.

At McCann, we are pleased to see more senior-level executives join the organization.  There continues to be an influx of people in the creative area, in account leadership roles and among its market leaders.  This type of investment is re-invigorating the Worldgroup and will allow us to leverage its unrivaled roster of multinational clients.

The key for us, in the case of both McCann and the organization as a whole, will be to bring a high degree of focus for the remainder of this year to balancing investment and return.

Though our profitability at mid-year is ahead of where we were at this time in 2010, we are seeing signs that costs are out of step with revenue.  We’re aware of the focus that is required on margin enhancement, and in recent years we have shown that we can successfully manage to margin targets.  And, as we’ve indicated in the past, this is a seasonal business, and we manage to the full year.

In looking forward to the rest of the year, we clearly have the right offerings and people to compete effectively in the marketplace.  We remain confident that we will achieve our 4% to 5% organic revenue growth objective for the year and at least 9.5% operating margin, which is consistent with the long-term plan for the business that we shared at Investor Day.  This level of performance, combined with targeted strategic M&A activity and a return of capital to our owners, will allow us to continue to deliver significant shareholder value appreciation.

I thank you, and let’s open the floor for questions.

QUESTIONS AND ANSWERS

Operator:

. . . .  Our first question comes from Alexia Quadrani with J.P. Morgan.  Your line is open.

Alexia S. Quadrani, J.P. Morgan:
Thank you.  Frank, could you provide a bit more detail on the revenues in the quarter?  Specifically, how significant was the drop-off in June?  And really, what was behind it?  Was it just some softness in the packaged goods category in June?  Was it one client specific, one region specific?  Any detail you can give us on June will be helpful.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, Alexia, as you know, June is, by far, the largest month in the quarter.  And we were feeling pretty good through April, May.  And we did see June fall off — although there was growth.  Most of the fall off happened outside the U.S., and some of the sectors you called out were the drivers.  Some, especially in Latin America, we saw some revenue move out of the quarter, but in talking to the folks down there, our expectation is that there’s not a pullback in spend, it’s just a timing issue.  And some of the markets in Europe were relatively soft in the fourth quarter — or in June.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me just comment on the tone, because it’s a relevant answer to your question, overall.  And, we do see this as interim, particularly, as Frank pointed out, in Brazil.  We view that, particularly in the packaged goods side, which accounted for the softness in that area, as a timing issue in Brazil.  As well as one or two clients that we were expecting some greater revenue, had some pullback in terms of government controls and so on.  So, we view this as a timing issue, which we’ll make up in the back half of the year.

But, overall, the tone of the business continues to be solid.  And, frankly, obviously there’s an overhang, if you will, in terms of what’s happening in Washington, and in terms of the world economic platform.  But, I’ve been meeting with a number of our clients and the leadership indicate that, even in this uncertainty, they still believe they have to invest behind their brands, which is why we believe for the rest of the year, we’ll be able to deliver the results that we said we can.

Ms. Quadrani:
So basically, it sounds like it’s somewhat June-specific or somewhat, maybe, summer-specific, so we should see, maybe, a better revenue picture in the third quarter?  Is that what you’re suggesting?  And then, the second part of that question is, since it seems like it’s most of the surprise weakness in June was outside the U.S., did McCann come in as expected?  Was McCann — I guess U.S. McCann I’m talking to — did they continue to see healthy, or similar, growth in Q2 as they saw in Q1, adjusting for comparison?

Mr. Roth:
Well, as we indicated, we’ve seen growth across all our global networks, okay?  And again, we can’t answer questions on a quarterly basis.  All I can tell you is that we know from the pipeline that this revenue in the second half of the year, to be frank, whether it comes in the third quarter or fourth quarter, I can’t comment on.  Obviously, we saw a miss, if you will, in this quarter.  But, we’re confident for the full year that it will happen.

With respect to McCann, we know there are a couple of wins in the pipeline that we can’t announce yet, that will add to the indication of the talent having an impact in the marketplace for McCann.  So, we’re pleased with the direction that they’re heading in, and we’re confident that they will deliver according to what we think they should deliver for the full year.

Ms. Quadrani:
I guess, asking the question in a different way then, if we can’t pinpoint the revenue recovery, whether it’s going to be Q3 or Q4 — and I can understand that because, obviously, you don’t have a crystal ball — have you adjusted the cost structure to assume that maybe the revenues don’t come back in Q3?

Mr. Roth:
No, I think — remember, we manage our business to the margins, Alexia.  And, as we said, given the level of 4% to 5%, which we think is consistent with where we will end up, we manage our margins, and when you add it all up, it comes out to at least 9.5%.  So therefore, by definition, the costs will come in line with the revenue.  And again, remember in the second half of the year, our comps in terms of expenses become easier than what we just went through.  And Frank just went through in detail how the buildup of the expenses was a mismatch to our revenue.  But, as we go through the year, they will fall in line with our objective.

Ms. Quadrani:
Okay.  And then, just a last question: should we assume that the rate of the buyback continues at the pace we saw in the quarter?

Mr. Roth:
One of the questions in our last quarter was, everyone was disappointed in the fact that we had three weeks of buyback and we hadn’t used it all up.  I think what you’ve seen is an indication that we believe in the shareholder value of returning cash to our shareholders.  And we view this is an opportunity.  So, I think you can assume we will continue to be active in the marketplace.  Again, consistent with an overall plan.  But, I think you’ve seen how our plan has been implemented in the past quarter, and, I think, you should expect that we will continue to keep shareholder value in mind as we move forward.

Ms. Quadrani:
Thank you.

Mr. Roth:
Thank you, Alexia.

Operator:
Our next question comes from David Bank with RBC Capital Markets.  Your line is open.

David Bank, RBC Capital Markets:
Thanks.  Good morning, guys.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, David.

Mr. Bank:
I guess a little clarity — thanks for the detail on the sequential progression of the quarter.  I think you guys called out the tech and telecom category, and I was just wondering if there was any more specific color you could give around what drove the volatility.  And then, second, you highlighted two issues on the margin side.  One was the mismatch of, I guess really a mismatch of revenue and expenses, right?  So, if revenues had come in, maybe where you had expected them to in the first place, a tough question to ask, but, how different would margins have looked?

Mr. Roth:
Yes, I mean, it’s a great question.  Let me put this whole thing in perspective for you, okay?  If you just look at our operating income number, which was $174 million, if we had added $26 million of incremental revenue, compared to $1.7 billion of total, we would have come in at a $200 million operating income number, and all these organic numbers and all our margin targets would’ve been met, okay?  So, in terms of order of magnitude, compared to where we are — granted, it’s not where we would have liked to have been because of the various items we’re talking about — we’re talking about $26 million, okay?  And, that’s certainly within the range of an area over the next two quarters and the run rate that we certainly are comfortable that we’ll make up.  So, I think it’s fair to look at — and if you also look at the increase in our salary and expense line, compared to last year, for example, we were up 3.5%.  But compared to the last quarter, we were up less than 1%.  So, it’s not that all of a sudden our expenses are ramping up.  It has so much to do with the comparison that we have to last year, okay?

So, we are on track, if you will, to achieve the numbers that we’re saying we are.  It just happens to be that they fell out of line in this quarter, and third quarter is still — we’re running into some issues on tracking that, but we look at it on a full-year basis.

On your question of tech and telecom, it’s a big sector for us.  It’s over 20%.  So, we have at least five or six plusses in tech and telecom, and we have a few pullbacks in tech and telecom.  So that accounts for the fact that it was down.  And obviously, the plusses we hope to continue for the rest of the year.  And, for example, we were cycling through a small client that was acquired through merger.  And so we see those kind of things.  It’s not that we’re falling out of bed here.  It just happens to be that in this particular quarter, some of the plusses and minuses came out not as we had scheduled them to fall throughout the quarter, if you would.

Mr. Bank:
Very helpful.  Thanks, guys.

Mr. Roth:
Thank you.

Operator:
. . . .  Our next question comes from [Peter Stabler] with Wells Fargo.

Peter Stabler, Wells Fargo Securities
. . . .  It’s Peter Stabler at Wells Fargo Securities.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, hi, Peter.  How are you?

Mr. Stabler:
I’m having the same trouble Jerry had earlier.

Mr. Roth:
Yeah, exactly.  We won’t call you Mary, though.

Mr. Stabler:
Good morning.  So, just a question about the guidance, 4% to 5% for the year.  If you’re to take a midpoint there, it implies second half growth in the 3% range.  Can you offer a little bit more color on the trajectory here?  We all know the comps, and how steep they get, but are you seeing the tone of client conversations change?  3% would obviously reflect a rather marked deceleration from first half.  So, that’s the first question.  Then, on the second question, just a little bit of clarification: you called out auto, 2.5% minus contribution from auto and another client.  Could you give us a sense of how that impacted IAN, specifically?  And can I assume that a majority of that auto is Chevrolet?

Mr. Roth:
We don’t like to call out clients, but you know our business pretty well, let me look at it that way.  And look, again, when we give the guidance of 4% to 5% for the overall year in terms of the revenue, then you’re talking about a 3.5% to 4% organic for the second half of the year.  And that should — if you model it out, that will get to at least the 9.5% margin that we’re talking about, and we believe that that’s a reasonable assumption to make.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Peter, we expect our normal seasonality, where the fourth quarter is by far the strongest quarter.

Mr. Stabler:
Ok, So, at this point, no indications — I know, Q4 is, we get it, heavily weighted to projects — but nothing really abnormally different in terms of the cycling of those conversations, or the timing of those conversations with clients right now?  I mean, we’re mid-July.  Visibility should be improving on Q4, correct?

Mr. Roth:
Right.  We are cycling through some — what did we say, about 1% of headwinds in terms of organic?

Mr. Mergenthaler:
For the two issues that you called out in the second quarter, the census work and the auto client, that’s about 2% of headwind for the back half of the year.

Mr. Stabler:
And, very quickly, that 2.5% of headwinds in the U.S. — can you translate that into headwinds to IAN in this quarter, where the 3.9%, or is that not math you have?

Mr. Mergenthaler:
The majority of it was IAN.

Mr. Stabler:
Thank you very much.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Matt Chesler, Deutsche Bank.  Your line is open.

Matt Chesler, Deutsche Bank Securities:
Thanks for taking my call.  Maybe you can just further go into the nature of the misalignment between revenue and costs.  Are you suggesting that it’s only related to the revenue shortfall due to the items that you flagged?  Or is it also due to costs as well?  Just wondering the nature of those alignments.  I’m sure the organization is maniacally focused on delivering their margin targets.  So, how did it get out of line?  When did you learn about it?  And, what are your levers as management to be able to ensure that they get back in line as we’re heading into the important part of the year for your margin build?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I thought I went through that in terms of my other answer, but I’ll briefly do it again.  The 2.5% that we referred to was on the revenue side.  And, remember — what Frank said and what I had just said — is that if you look at our expenses, there was a large growth last year, and a less, a slower ramping up of the expenses last year.  And then, in the back half of the year, we started ramping up those expenses.  So, our comps for the rest of the year on the expense level, since we’ve already spent and ramped up for this year, will become easier.  So, it’s a combination of the revenue side and the fact that our expense levels have leveled off.  Maybe that’s another way of looking at it.  For the rest of the year, we don’t expect to see that type of mismatch between revenue and expenses.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Matt, to repeat what Michael said earlier, if you look at sequentially what happened to our salary line from Q1 to Q2, the increase was de minimus.  So, it’s not as if we hired a whole boatload of people in the second quarter that got us misaligned.  And with respect to when did we know, as we said earlier, the first two months of the quarter from a revenue perspective were strong.  And June, which is the biggest month in the quarter, was weaker than we had expected.

Mr. Roth:
Let me add to it, the fact that, obviously, June was a bit of a surprise to us, okay?  And so, as you can tell, we have done a great deal of analysis into what happened here.  So, we have an explanation for it.  We can explain it from a mathematical point of view.  But, the real issue is, from a tone point of view, was it a dramatic fall-off in our business?  And, the answer to that is no.  I mean, the tone of the business continues to be exactly as we stated.  And I think that’s what we have to keep in mind.  And you made the point that we’re maniacal about watching the expenses.  The answer to that is, yes, we are. And, we’ve made sure that, as we go through the rest of the year, that what we just said in term of the alignment of the expenses and the revenue come into alignment as they should, and that’s, frankly, what we’re focused on.

Mr. Chesler:
Okay, great.  Thanks.

Mr. Roth:
You’re welcome.

Operator:
Our next question comes from John Janedis with UBS.

John Janedis, UBS Securities:
Hi, thank you.  Hi, guys.  I think the obsession on this call, from a margin perspective, is that you kept the full-year revenue guide intact but lowered the top end of the margin.  And I know, looking a few years back, you saw some margin pressure on digital investments.  So, can you just talk longer term about your confidence level that you don’t need further investment that may pressure the future margin opportunities that you referenced at the analyst day?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, and it’s a fair point.  And, when we say 9.5% to 10%, it’s a range, okay?  And that’s how we look at it.  I wish this business was as predictable, so that we can model — help you with your models — and tell you exactly how everything is going to flow in.  But, it just doesn’t work that way.  So we always have to deal with a range.  That’s why we give you 4% to 5% on the revenue side, and when we say at least 9.5%, “at least” means at least.  It could be more, it could be at least 9.5%.  So it’s a range, John, and we can’t be specific on it.

The point is that we have modeled out.  We have new hires built into our modeling, we have staff level expectations from our units, and that all takes into consideration open positions, which include the ramping up, if you will, on the digital side and everything.  But of course, hopefully, we’ll have some new clients that we pick up, which we have to hire against, and it may cause us to ramp up a little bit on the expense side.  But that’s a good thing.  What we’re not going to do is ramp up expenses without matching revenue that it applies to.  I think that’s when you have to get concerned.  If we’re increasing expenses without the expectation, or the fact of, revenue, then we’re not managing our business correctly.  And, so, if there is any additional hiring, we have a very tight lid on the hiring, there has to be a correlation on the revenue side for us to do those hires.

Mr. Janedis:
Okay.  And then, look, if we look back to past cycles, oftentimes when we talk about business getting pushed out, it tends to never really fully come back.  So, is the confidence in timing coming because some of that was booked in July, or what is the confidence there?

Mr. Roth:
You know, it’s both.  We have some timing issues on contracts.  We have some — basically, we know that there are projects out there that have been pushed off from one part of the year to the second half of the year.  So, its a combination of that.

Mr. Janedis:
Thank you.

Mr. Roth:
Thank you, John.

Operator:
Our next question comes from Ben Swinburne with Morgan Stanley.  Your line is open.

Benjamin Swinburne, Morgan Stanley:
Hi, good morning, guys.  It’s Ben Swinburne.  I wanted to not ask about margins.  I wanted to ask, Frank, about your cash balance and how, generally, we should think about new IPG now that you’ve got the rating agencies a little bit in a better position, and you’re free-cash-flow ramping nicely.  You’ve given long-term free cash flow guidance.  Cash moves around quarter to quarter a lot in your business.  But is there a way for us to look at the cash balance and think about where that should normalize to now, looking back at IPG over the last three years when you were carrying well above $2 billion typically?  I’m thinking about in the context of return of capital, obviously, and what the potential is there.  So, if you could talk out how you’re funding the business, how you think about that stuff, that would be helpful.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, Ben, we’re pleased with the rating agency actions we saw this quarter.  So, investment grade is with two of the three agencies. We hope the third to get there sooner rather than later, which helps in financial flexibility.  We were pleased with the bank deal we did in the quarter, which, again, added financial flexibility.  We’ve been relatively aggressive in our share buyback, and right now we are going to execute against that plan.  We expect free cash flow to continue the seasonal patterns that it has.  So from a deployment of that cash, nothing has changed other than the scenario continues to improve.

Mr. Swinburne:
Okay.  Is there any relationship between the timing of free cash flow generation during the year and your buyback activity?

Mr. Mergenthaler:
No, we have a regimented program.  I mean, we did — we do look at how our seasonal cash flows work, and that’s built into the program that we’ve got in place currently.

Michael Roth, Chairman of the Board and Chief Executive Officer:
And, to put it in perspective, we always said we had excess cash on our balance sheet.  And the question has been, what do we do with that excess cash?  The fact that we were upgraded to investment grade freed up — and increased our facility to $1 billion — that freed up our flexibility to return cash to our shareholders.  So it really wasn’t specifically tied to any specific cash flow event.  We’ve consistently said we had excess cash on our balance sheet.

Mr. Swinburne:
Okay, and then, just, Michael, a couple of things that you probably can’t comment on but I’ll ask anyway since I’ve got you on the phone.

Mr. Roth:
Okay.

Mr. Swinburne:
Any update on SC. Johnson?  And anything, any comment whatsoever, on Aegis Media now that that business is a little bit smaller than it was before?

Mr. Roth:
Yes, on Aegis, you know we’ve always commented that would be an interesting addition to us, but the size of it, and what it would add to us incrementally, at this point, is not exactly high on our radar in terms of use of our cash and our financial flexibility.  And as far as SC Johnson, nothing new has changed since the last time we updated everyone.

Mr. Swinburne:
All right.  Thanks a lot, everybody.

Mr. Roth:
Thank you.

Operator:
Our next question comes from Michael Nathanson with Nomura.  Your line is open.

Michael Nathanson, Nomura:
Frank, we heard Omnicom talk about foreign exchange impact to margins.  Could you talk a bit about it if currency stays where it is, or, even this quarter, how much has foreign exchange impacted the year-over-year margin?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
For this quarter, Michael, it was about 20 basis points negative.

Mr. Nathanson:
Okay, and for the rest of the year, you’re assuming currency stays where it is.  So is that part of your, maybe, the reason of bringing down the range from 9.5% —?

Mr. Mergenthaler:
It was not a large contributor to our thought process.

Mr. Nathanson:
Okay, so that’s one.  Second question would be, we’ve heard, or we’ve seen, competitors buy into Brazil, get bigger in Latin America.  I know we’ve talked about this in the past, but I wonder if weakness in Latin America, or maybe the positioning, makes you think about doing more acquisitions, more digital acquisitions down there.  So, can you claim any of this is, maybe, an offering change, a weakness in offering versus peer groups?

Michael Roth, Chairman of the Board and Chief Executive Officer:
No, absolutely not.  We’ve always targeted Brazil as an area where we’re going to be adding new — the Cubo and Washington Olivetto transactions were indications of our investments in Brazil, and we have a couple of bolt-ons that we’re dealing with in Brazil.  So that hasn’t changed.  We’re continuing to expand in Brazil, invest in Brazil, in both people and agencies that we think are a good fit for us.  And so the fact that there was a decline had to do, as I indicated, with some timing on the revenue side and a particular client that expectations on the spend had changed.

Mr. Nathanson:
Okay, and then one for both of you guys, just about visibility.  And I just question, when you look at how a company manages earnings, typically the last month of the quarter is when they have the smooth.  So, given the tone of the conversations that you’re getting now, I wonder how relevant are the tones about July versus tones in September.  So, if you talk a bit about how your own companies deal with quarterly moves on ad spend, could they cushion their own earnings growth?

Mr. Roth:
The days of smoothing earnings and setting up reserves and so on are — I remember the good old days, if you will — those days are pretty well behind us.  Granted, agencies like to lowball us in terms of the expectations.  The visibility we have into our businesses now, and the reporting, if you will, of the CFOs into Frank, and the meetings we have on a regular basis with our operating units, it doesn’t leave a lot of room for surprises in terms of smoothing or anything like that.  And we — part of the tone, and granted, if you’re managing a business you like to have some comfort zone, and frankly, the operating meetings that we just had we felt that the businesses were very confident in their numbers.  And frankly, if that were true, they would’ve been less confident in our meetings.  So, that gives us the belief, as we stated, in our ability to meet our objectives.

Mr. Nathanson:
Okay.  Thanks.

Operator:
Our next question comes from James Dix with Wedbush.  Your line is open.

James Dix, Wedbush Securities:
Good morning, gentlemen.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.

Mr. Dix:
Three questions, I think relatively brief.  First, is your outlook for the second half of the year fairly similar to what it was three months ago?  And, if not, how has it changed?

Michael Roth, Chairman of the Board and Chief Executive Officer:
You know, actually, the outlook is similar.  That’s when I talk about the tone of the business.  So, it hasn’t changed other than everyone is still raising a question of, if there’s an implosion in the macroeconomic side of the world, then that would have an impact on our business.  But, absent that, yeah, clients are demanding more for less. That’s not new in our business.  They’re asking us to show that what we’re doing is moving the needle.  That’s not new to our business.  They want us to see all the new offerings.  They want to make sure they’re current in terms of the social media, in terms of the digital type of approach to the marketplace, whether they’re spending their dollars in the right place, but that’s all normal conversation.

The good news is we’re having those conversations.  If you go back to the recession, we weren’t having those conversations.  Everyone was at a standstill.  So, I’d say the tone supports — in fact, the tone does support what we’re saying, and if there’s a hiccup in the economy, that’s what will affect our ability to deliver.

Mr. Dix:
Okay, great.  And I guess, a slight follow-up to that: I think you mentioned in your opening remarks, Michael, that you are seeing some pickup in new business activity.  Is there anything in particular you can highlight for us, where you’re in contention to pick up some material business, and would you say that the level of new business activity now is in line with what you would expect for this point in the cycle, or is it maybe still running a little bit below what you might expect?

Mr. Roth:
I’d say the pipeline is pretty good.  And,on the new business pitches, there’s a number of new pitches out on the media side, which I referred to.  Clearly [ExxonMobil] is a big one that’s out there, and McCann is in the finals there.  So we’re hoping that that one goes our way.  We are in the pitch for BMW.  And, as I indicated, there are a couple of wins at McCann that we can’t specifically announce yet.  But, that’s encouraging for us.  So I’d say all the numbers we’re talking about, this is a good indication why we’re comfortable with the forecast.

Mr. Dix:
Okay, great.  And then, one last one.  Generally, in terms of the salary increases that you feel you need to remain competitive with peers, are you seeing any more pressure on the salary increases you feel you need to offer, or is it in line with what you’ve been expecting?

Mr. Roth:
We meet with our HR committee, and we have outside advisers working with us in terms of compensation.  Every once in a while, there is a one-off when you’re looking to hire a specific talent.  And, you do have — it’s competitive in the marketplace, and you have to sweeten the deal.  But overall, our compensation levels are competitive.  It’s all factored into the numbers that we’re referring to.  So if there are sums of money set aside to bring in expertise on the digital side, clearly in the growth areas, that’s built into our plan.  And, our managers manage to the margins.  So, if they have to pay more to bring in those types of expertise, they have to justify it on their margin objective.

Mr. Dix:
I’m hearing from some peers that they weren’t seeing any particular pressure, but that they were planning on low single-digit base salary increases —.

Mr. Roth:
Yes, I know — and, our industry went through the recession, and we held salaries.  We didn’t give out increases, and so on.  That’s all already built into the numbers.  Yes, we did build in increases.  We did get back to normal raises and things like that.  But again, it’s all part of how we manage to the margins.

Mr. Dix:
Okay, great.  Thanks, guys.

Mr. Roth:
Thank you.

Operator:
Our next question comes from Tim Nollen with Macquarie.  Your line is open.

Tim Nollen, Macquarie:
Hi.  Sorry to come back to this issue about the margins.  And I know we shouldn’t necessarily obsess about a single quarter number, but, if I just can double check my understanding, you’re saying you expect the growth that you’re talking about, and you can manage margins to that — but your margin target I assume, is not assuming that your revenues, if they were to fall below what you’re saying, that you could still meet that margin.  Because in that case I guess your severance and expense would go up, and things like that.  So, am I just understanding that right?  Your margin target is dependent on your revenue target?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, yeah.  I mean, whether it’s specifically that target and whether we can make up any small shortfall, yes.  But, absence the revenue goal that we’re talking about, it’s hard to deliver on the margins.  We have some tweaking room in between, because there are levers as you point out, like incentive comp, we can take more severance, and so on.  But, we don’t have six months left, or less than six months, in the year.  So, it’s hard to do that.  I think the biggest lever there would be incentive expense.  So, to the extent we’re short on the profitability, then you’ll see a drop in our incentive expense commensurate with the miss, if you will.

And by the way, that’s another indication that we’re comfortable with our full-year target.  I don’t know whether I’m allowed to do it this, but I’ll do it anyhow: when you look at how you calculate your incentive expense, you assume what your incentive expense is going to be for the full year.  If you notice, for the first half, we haven’t taken it down.  So, that’s another indication that we’re comfortable that we’re going to achieve our target.  Otherwise, we would have taken down our incentive expense.  So that’s a nuance that’s in there.  But that’s how the levers work.

Mr. Nollen:
Okay, I just wanted to make sure that there was a little bit of wiggle room.  I assumed that there was, so that helps, thanks.  Can I just ask one other little question, just housekeeping, really.  Your tax rate — 30.5%, I think — what should we assume for the last two quarters of the year and ongoing?  I guess it was NOL usage that got you down in Q2, is that right?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
In Q2, we settled some audits, Tim.  So that drove that.  We actually got cash back.  So, we’re still — for the full year, the 40% to 42% effective rate is still reasonable.

Mr. Nollen:
Use that rate for full year.  Okay, got it, thanks.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Dan Salmon with BMO Capital Markets.  Your line is open.

Daniel Salmon, BMO Capital Markets:
Hi, good morning, guys.  I’ll go a little outlook into the M&A area.  In particular, emerging markets.  There’s been a lot of activity around the group lately of still mostly small things, and I know you’ve talked a bit about it’s hard to buy things that are of size in the BRIC and other fast-growing markets.  But what are you seeing there?  Is there any change in your position there?  I know pricing’s been a challenge, but how are you looking at that as you continue to stabilize and improve the balance sheet?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, we have capital to spend. We’ve set aside $150 million for acquisition money, and as we went through our operating reviews just recently, at the end of every meeting we ask the groups to see what opportunities they have and where they would like to see them beef up their organizations and bring us transactions.  We’ve stepped up our own activity in terms of looking at specific transactions that we think are strategic to our overall plan.  So, we’re in the market.  We’re bringing a couple of small deals that we hope to close in the next month or so, in the emerging markets in particular, and across all different disciplines.  So, we are active out there.  But the pricing on them are very aggressive.

And, we’ve shown — for example, on the digital side, we’ve grown R/GA, we’ve grown HUGE, we’ve grown MRM on a global expansion basis, organically.  And, we feel that that’s a more effective way for us to grow those specific expertise, without paying huge premiums to bring them into the fold.  And we’re doing the same thing with our networks, you know.  So, for example, we just — the Blue Barracuda transaction in Draftfcb in the U.K. is a good example.  Here’s a global network.  They saw a great organization with good leadership that they’ve been working with, and so we allocated capital, and we did that kind of transaction.  So, we’re seeing that across the globe and particularly in the emerging markets.

Mr. Salmon:
Great, thank you.

. . . .

Operator:
. . . . At this time there are no other questions.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, great.  Thank you all for what I know was a confusing quarter.  I hope we clarified a lot of the questions that you had.  We are working hard, and I hope you appreciate that we understand the business, we are managing towards our objectives, and we're comfortable that we will be able to deliver on that.  And we thank you all for your participation.

Operator:
Thank you for your participation.  You may disconnect at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.